EXHIBIT 10.28

APTARGROUP, INC.
2014 LONG-TERM INCENTIVE PROGRAM
(AS AMENDED AND RESTATED)

I.  INTRODUCTION

1.1                               Purposes.  The purposes of this 2014 Long-Term Incentive Program, as established by AptarGroup, Inc., a Delaware corporation (the “Company”), are (i) to provide incentive compensation to certain officers of the Company and its subsidiaries based on the Company’s total shareholder return performance relative to the S&P 400 MidCap Index over a three-year performance period, (ii) to advance the interests of the Company and its stockholders by attracting and retaining highly competent officers and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.  This Program shall be subject to, and administered pursuant to, the terms and conditions of the AptarGroup Performance Incentive Plan (the “Plan”).

1.2                               Certain Definitions.  For purposes of the Program, the following capitalized terms shall have the respective meanings set forth below.  Capitalized terms not defined herein shall have the respective meanings specified in the Plan.

(a)                                 “Accumulated Shares” means periodic adjustments made to a share of Common Stock over the Performance Period and the 20 consecutive trading days immediately preceding the first day of the Performance Period, which is solely for the purpose of determining the Company TSR and reflecting a hypothetical reinvestment of dividends on the Accumulated Shares during such period.  The number of Accumulated Shares shall be equal to the sum of (i) one share and (ii) the cumulative number of shares of Common Stock that would be purchased with the dividends paid on Common Stock for which the dividend payment date occurs during the Performance Period or the 20 consecutive trading days immediately preceding the Performance Period, assuming such dividends are immediately reinvested in shares of Common Stock at the closing price of a share of Common Stock on the applicable dividend payment date.

(b)                                 “Award” means an award conferring a right, contingent upon the attainment of the Company TSR performance goals set forth in Section 2.2 within the Performance Period, to receive cash, as determined by the Committee.

(c)                                  “Beginning Stock Value” means the average over the 20 consecutive trading days immediately preceding the first day of the Performance Period of the product of (i) the number of Accumulated Shares times (ii) the closing transaction price of a share of Common Stock, as reported on The New York Stock Exchange (or such other principal national stock exchange on which shares of Common Stock are traded).

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Cause” means (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company

(other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, (vi) breach of any restrictive covenant provision or agreement with the Company or (vii) any breach by the Participant of any written agreement with the Company or any of its subsidiaries or affiliates which is material and which is not cured within 30 days following written notice thereof to the Participant by the Company.

(f)                                   “Change in Control” means:

(i)                                     the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (iii) of this definition shall be satisfied; and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(ii)                                  individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(iii)                               consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (A) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(iv)                              consummation of (A) a plan of complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (1) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

(g)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)                                 “Committee” shall mean the Compensation Committee of the Board.

(i)                                     “Common Stock” shall mean Common Stock, par value $.01 per share, of the Company.

(j)                                    “Company TSR” means the cumulative total shareholder return of the Common Stock during the Performance Period, assuming the reinvestment of dividends during the Performance Period, which shall be equal to (i) the quotient of (A) the Ending Stock Value divided by (B) the Beginning Stock Value, minus (ii) one (1).

(k)                                 “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(l)                                     “Ending Stock Value” means the average over the 20 consecutive trading days through the last day of the Performance Period of the product of (i) the number of Accumulated Shares times (ii) the closing transaction price of a share of Common Stock, as reported on The New York Stock Exchange (or such other principal national stock exchange on which shares of Common Stock are traded).

(m)                             “Exchange Act” means the Securities Exchange Act of 1934, as then in effect, or any successor federal statute of substantially similar effect.

(n)                                 “Good Reason” shall mean any of the following actions, if taken without the express written consent of the Participant:   (i) a material diminution in the Participant’s base salary; (ii) a material diminution in the Participant’s authority, duties or responsibilities; or (iii) a material breach by the Company of any material agreement between the Company and the Participant.  A Participant’s employment with the Company may be terminated for Good Reason only if (A) the Participant provides written notice to the Company of the occurrence of the Good Reason event (as described above) within 90 days after the Participant has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which the Participant believes constitute Good Reason, (B)  the Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice and (C) the Participant resigns within 120 days after the initial existence of such circumstances.

(o)                                 “Grant Acceptance Agreement” means the Grant Acceptance Agreement between the Company and the recipient of an Award hereunder.

(p)                                 “Individual Award Opportunity” means a Participant’s Award opportunity set forth in the Participant’s Grant Acceptance Agreement, expressed as a percentage of the Participant’s base salary (determined as of the beginning of the Performance Period).

(q)                                 “Participant” means a person holding an outstanding Award granted under the Program.

(r)                                    “Program” means this AptarGroup, Inc. 2014 Long-Term Incentive Program, as amended from time to time.

(s)                                   “Retirement” means the Participant’s termination of employment after (i) attaining age 55, but prior to age 65, with at least ten years of continuous service to the Company or its subsidiaries or (ii) attaining age 65.

(t)                                    “S&P 400 MidCap Comparator Group” means the companies that are included in the S&P 400 MidCap Index (including the Company) on both the first day and the last day of the Performance Period.

(u)                                 “S&P 400 MidCap Constituent Company Returns” means, for each company in the S&P 400 MidCap Comparator Group, the cumulative total shareholder return during the Performance Period, assuming the reinvestment of dividends during the Performance Period, which shall be equal to (i) the quotient of (A) the average closing price of the S&P 400 MidCap Comparator Group over the 20 consecutive trading days through the last day of the Performance Period divided by (B) the average closing price of the S&P 400 MidCap Comparator Group over the 20 consecutive trading days immediately preceding the first day of the Performance Period, minus (ii) one (1).

1.3                               Administration.  The Program shall be administered by the Committee.  The Committee shall, in its sole and absolute discretion and subject only to the terms of the Program and the Plan, have the full power and authority to interpret the Program and the application thereof, establish (and rescind) any rules and regulations it may deem necessary, appropriate or desirable for the administration of the Program, establish the conditions to the payment of all or a portion of each Award and provide that the Company TSR will be adjusted, subject to the terms of the Plan, to reflect extraordinary events, and impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities.  All interpretations, rules, regulations, conditions and other acts of the Committee shall be final, binding and conclusive on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Program for such Performance Period, (b) establish Individual Award Opportunities for such person, and (c) certify the achievement of the Company TSR performance goal.  The Committee may also delegate ministerial administrative functions, such as receipt of notices, implementation of Program payments and mathematical calculations, to one or more employees or consultants as the Committee may deem necessary or desirable.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other person to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Program in good faith, and each such person shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

II.  TERMS OF AWARDS

2.1                               Eligibility.  Participants in the Program shall consist of such officers or other employees of the Company and its subsidiaries and affiliates as the Committee in its sole discretion may select from time to time.  For purposes of the Program, references to employment by the Company shall also mean employment by a subsidiary or an affiliate of the Company.  A grant of an Award to any person shall not entitle such person to an additional grant of Awards or similar awards at any subsequent time.

2.2                               Terms of Awards.  (a)  In General.  Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Program and the Plan, as the Committee shall deem advisable.

(b)                                 Performance-Based Vesting.   Subject to (i) the Participant’s continuous employment with the Company through December 31, 2016 (the “Vesting Date”) and (ii) the certification by the Committee of the Company TSR performance level achieved, and except as otherwise provided in Section 2.2(c) and Section 2.2(d), the Participant shall become vested in the percentage of his or her Individual Award Opportunity determined in accordance with the schedule set forth below, based on the extent to which the Company TSR exceeds the S&P 400 Midcap Constituent Company Returns, as such terms are defined herein, over the three-year performance period commencing January 1, 2014 and ending December 31, 2016 (the “Performance Period”).  For purposes of this Program, the Participant’s employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company.

Performance Level	Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns*	Percentage of Individual Award Opportunity Vested**
Below Target	Below the 50th percentile	0%
Target	50th percentile	100%
Mid-point	75th percentile	200%
Maximum	90th percentile and above	250%

*                                         If the Company’s TSR for the Performance Period is negative, but exceeds the 50th percentile of the S&P 400 MidCap Constituent Company Returns, the percentage of the Individual Award Opportunity that is vested shall be capped at 100%.

**                                  The vesting percentage of the Individual Award Opportunity shall be determined using straight-line interpolation between Target and Mid-point performance levels and the Mid-point and Maximum performance levels.

(c)                                  Termination of Employment.

(i)                                     Termination of Employment by the Company without Cause, by the Participant for Good Reason or by Reason of Death, Disability, or Retirement.  If, prior to the Vesting Date, the Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason or by reason of death, Disability or Retirement, the Participant or the Participant’s beneficiary, as the case may be, shall be entitled to a prorated payment.  Such prorated payment shall be determined in accordance with Section 2.2(b) at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period.  The portion of the Award that does not become vested pursuant to this clause (i) shall be immediately forfeited.

(ii)                                  Termination of Employment by the Company for Cause or by the Participant Other Than for Good Reason or Retirement.                                 Subject to Section 2.2(d), if, prior to the Vesting Date, a Participant’s employment is terminated by the Company for Cause or by the Participant other than for Good Reason or Retirement, such Participant’s Award shall be immediately forfeited.

(d)                                 Change in Control.  In the event of a Change in Control prior to the Vesting Date, the Performance Period shall end as of the date on which the Change in Control is consummated (the “Change in Control Performance Period”) and the Participant shall be eligible to receive an Award determined in accordance with Section 2.2(b) based on actual Company TSR during the Change in Control Performance Period;  provided, however, if the Change in Control occurs after the date on which a Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason, or by reason of death, Disability or Retirement, pursuant to Section 2.2(c)(i), the Participant shall be eligible to receive an Award determined in accordance with Section 2.2(b) based on actual Company TSR during the Change in Control Performance Period and prorated in accordance with Section 2.2(c)(i) based on the number of days such Participant was employed with the Company during the Performance Period.  In the event of a Change in Control prior to the Vesting Date and after the date on which a Participant’s employment is terminated by the Company for Cause or by the Participant other than for Good Reason or Retirement, such Participant’s Award shall already have been forfeited pursuant to Section 2.2(c)(ii) and the Participant shall not be eligible for any payment with respect to such Award.

(e)                                  Payment.  As soon as practicable after the Vesting Date or, if applicable, the end of the Change in Control Performance Period (but no later than the March 15th occurring immediately after the Vesting Date or the end of Change in Control Performance Period, as applicable), the Participant shall receive a lump sum cash payment from the Company in an amount equal, as determined by the Committee, to the value of the Award.

III.  GENERAL

3.1                               Effective Date and Term of Program.  The Program shall be effective as of January 1, 2014, and shall continue until such time as it is terminated by the Board or the Committee.

3.2                               Amendments.  The Board or the Committee may amend the Program as it shall deem advisable in the exercise of its sole and absolute discretion; provided, however that no such amendment may materially impair the rights granted to a Participant with respect to an Award without the consent of such Participant.

3.3                               Non-Transferability.  No Award or any rights thereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to any beneficiary designation procedures as may approved by the Committee for such purpose.  Except as permitted by the preceding sentence, no Award hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt by the holder of an Award to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Award, such Award and all rights thereunder shall immediately become null and void.

3.4                               Tax and Other Withholding.  The Company shall have the right to deduct from any amounts paid pursuant to the Program (or from other compensation payable by the Company to the Participant) all Federal, state, local and other taxes and any other amounts which may be required under law or elected by the Participant to be withheld or paid in connection with the settlement of an Award or any other payment made hereunder.

3.5                               No Right of Participation or Employment.  No person shall have any right to participate in the Program or to be granted Awards under the Program.  Neither the Program nor any Agreement relating to an Award granted hereunder shall confer upon any person any right to be employed, reemployed or continue employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person with or without notice at any time for any reason without liability hereunder.  Nothing herein shall confer any right or benefit or any entitlement to any benefit on any Participant unless and until a benefit is actually vested pursuant to the Program.  The adoption and maintenance of the Program shall not be deemed to constitute a contract of employment or otherwise between the Company or any of its subsidiaries or affiliates and any Participant, or to be a consideration for or an inducement or condition of any employment.  Neither the provisions of the Program nor any action taken by the Company or the Board or the Committee pursuant to the provisions of the Program shall be deemed to create any trust, express or implied, or any fiduciary relationship between or among the Company, the Board or Committee, any member of the Board or Committee, or any employee, former employee or beneficiary thereof.

3.6                               Unfunded Arrangement.  The Program shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder.  No holder of an Award shall have any interest in any particular assets of the Company or any of its subsidiaries or affiliates by reason of the right to receive a benefit under the Program and any such holder shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Program.

3.7                               Governing Law.  This Program, each Award granted hereunder and its related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

3.8                               Governing Documents.  The  Awards granted hereunder shall be governed by the terms of the Plan, this Program and the Grant Acceptance Agreement.  Notwithstanding anything to the contrary, the terms of a Participant’s employment agreement governing the payout of any bonuses or severance benefits following a termination of such Participant’s employment shall not apply to the Awards granted hereunder.

3.9                               Section 409A of the Code.  This Program and the Awards granted hereunder are intended to be exempt from Section 409A of the Code as short-term deferrals pursuant to U.S., Treasury Regulation §1.409A-1(b)(4), and shall be interpreted and construed accordingly.

3.10                        Awards Subject to Clawback.  The Awards granted under this Program and any cash payment delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.